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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)

                               (Amendment No. 2)

                 Interlogix, Inc. (f/k/a ITI Technologies Inc.)
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    458763109
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  May 10, 2000
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

               Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
      Section 240.13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                         Exhibit Index Found on Page 36
                               Page 1 of 37 Pages

-----------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===============================
CUSIP No. 458763109
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     **  The reporting  persons making this filing hold an aggregate of
         258,224 Shares, which is 1.3% of the class of securities.
         The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS (See Instructions)

         WC, OO
---------======================================================================
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      58,700
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      58,700
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         58,700
---------======================================================================
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3 %
---------======================================================================
   14    TYPE OF REPORTING PERSON (See Instructions)

         PN
---------======================================================================

                                       13D
===============================
CUSIP No. 458763109
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     **  The reporting  persons making this filing hold an aggregate of
         258,224 Shares, which is 1.3% of the class of securities.
         The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS (See Instructions)

         WC
---------======================================================================
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      64,739
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      64,739
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         64,739
---------======================================================================
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3 %
---------======================================================================
   14    TYPE OF REPORTING PERSON (See Instructions)

         PN
---------======================================================================

                                       13D
===============================
CUSIP No. 458763109
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     **  The reporting  persons making this filing hold an aggregate of
         258,224 Shares, which is 1.3% of the class of securities.
         The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS (See Instructions)

         WC
---------======================================================================
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      10,706
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      10,706
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,706
---------======================================================================
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1 %
---------======================================================================
   14    TYPE OF REPORTING PERSON (See Instructions)

         PN
---------======================================================================

                                       13D
===============================
CUSIP No. 458763109
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     **  The reporting  persons making this filing hold an aggregate of
         258,224 Shares, which is 1.3% of the class of securities.
         The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS (See Instructions)

         WC
---------======================================================================
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      13,085
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      13,085
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         13,085
---------======================================================================
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1 %
---------======================================================================
   14    TYPE OF REPORTING PERSON (See Instructions)

         PN
---------======================================================================

                                       13D
===============================
CUSIP No. 458763109
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     **  The reporting  persons making this filing hold an aggregate of
         258,224 Shares, which is 1.3% of the class of securities.
         The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS (See Instructions)

         WC, OO
---------======================================================================
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      4,804
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      4,804
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,804
---------======================================================================
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Less than 0.1%
---------======================================================================
   14    TYPE OF REPORTING PERSON (See Instructions)

         PN
---------======================================================================

                                       13D
===============================
CUSIP No. 458763109
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     **  The reporting  persons making this filing hold an aggregate of
         258,224 Shares, which is 1.3% of the class of securities.
         The reporting person on this cover page, however,  may be
         deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS (See Instructions)

         OO
---------======================================================================
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      106,190
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      106,190
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         106,190
---------======================================================================
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.5 %
---------======================================================================
   14    TYPE OF REPORTING PERSON (See Instructions)

         IA, OO
---------======================================================================

                                       13D
===============================
CUSIP No. 458763109
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     **  The reporting  persons making this filing hold an aggregate of
         258,224 Shares, which is 1.3% of the class of securities.
         The reporting person on this cover page, however,  may be
         deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS (See Instructions)

         AF
---------======================================================================
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      152,034
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      152,034
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         152,034
---------======================================================================
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.8 %
---------======================================================================
   14    TYPE OF REPORTING PERSON (See Instructions)

         OO
---------======================================================================

                                       13D
===============================
CUSIP No. 458763109
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     **  The reporting  persons making this filing hold an aggregate of
         258,224 Shares, which is 1.3% of the class of securities.
         The reporting person on this cover page, however,  may be
         deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS (See Instructions)

         AF, OO
---------======================================================================
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Argentina
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      258,224
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      258,224
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         258,224
---------======================================================================
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.3 %
---------======================================================================
   14    TYPE OF REPORTING PERSON (See Instructions)

         IN
---------======================================================================

                                       13D
===============================
CUSIP No. 458763109
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     **  The reporting  persons making this filing hold an aggregate of
         258,224 Shares, which is 1.3% of the class of securities.
         The reporting person on this cover page, however,  may be
         deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS (See Instructions)

         AF, OO
---------======================================================================
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      258,224
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      258,224
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         258,224
---------======================================================================
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.3 %
---------======================================================================
   14    TYPE OF REPORTING PERSON (See Instructions)

         IN
---------======================================================================

                                       13D
===============================
CUSIP No. 458763109
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     **  The reporting  persons making this filing hold an aggregate of
         258,224 Shares, which is 1.3% of the class of securities.
         The reporting person on this cover page, however,  may be
         deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS (See Instructions)

         AF, OO
---------======================================================================
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      258,224
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      258,224
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         258,224
---------======================================================================
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.3 %
---------======================================================================
   14    TYPE OF REPORTING PERSON (See Instructions)

         IN
---------======================================================================

                                       13D
===============================
CUSIP No. 458763109
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     **  The reporting  persons making this filing hold an aggregate of
         258,224 Shares, which is 1.3% of the class of securities.
         The reporting person on this cover page, however,  may be
         deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS (See Instructions)

         AF, OO
---------======================================================================
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      258,224
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      258,224
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         258,224
---------======================================================================
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.3 %
---------======================================================================
   14    TYPE OF REPORTING PERSON (See Instructions)

         IN
---------======================================================================

                                       13D
===============================
CUSIP No. 458763109
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     **  The reporting  persons making this filing hold an aggregate of
         258,224 Shares, which is 1.3% of the class of securities.
         The reporting person on this cover page, however,  may be
         deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS (See Instructions)

         AF, OO
---------======================================================================
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      258,224
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      258,224
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         258,224
---------======================================================================
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.3 %
---------======================================================================
   14    TYPE OF REPORTING PERSON (See Instructions)

         IN
---------======================================================================

                                       13D
===============================
CUSIP No. 458763109
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     **  The reporting  persons making this filing hold an aggregate of
         258,224 Shares, which is 1.3% of the class of securities.
         The reporting person on this cover page, however,  may be
         deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS (See Instructions)

         AF, OO
---------======================================================================
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      258,224
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      258,224
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         258,224
---------======================================================================
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.3 %
---------======================================================================
   14    TYPE OF REPORTING PERSON (See Instructions)

         IN
---------======================================================================

                                       13D
===============================
CUSIP No. 458763109
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     **  The reporting  persons making this filing hold an aggregate of
         258,224 Shares, which is 1.3% of the class of securities.
         The reporting person on this cover page, however,  may be
         deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS (See Instructions)

         AF, OO
---------======================================================================
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      258,224
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      258,224
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         258,224
---------======================================================================
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.3 %
---------======================================================================
   14    TYPE OF REPORTING PERSON (See Instructions)

         IN
---------======================================================================

                                       13D
===============================
CUSIP No. 458763109
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     **  The reporting  persons making this filing hold an aggregate of
         258,224 Shares, which is 1.3% of the class of securities.
         The reporting person on this cover page, however,  may be
         deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS (See Instructions)

         AF, OO
---------======================================================================
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      258,224
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      258,224
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         258,224
---------======================================================================
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.3 %
---------======================================================================
   14    TYPE OF REPORTING PERSON (See Instructions)

         IN
---------======================================================================

                                       13D
===============================
CUSIP No. 458763109
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     **  The reporting  persons making this filing hold an aggregate of
         258,224 Shares, which is 1.3% of the class of securities.
         The reporting person on this cover page, however,  may be
         deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS (See Instructions)

         AF, OO
---------======================================================================
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      258,224
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      258,224
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         258,224
---------======================================================================
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.3 %
---------======================================================================
   14    TYPE OF REPORTING PERSON (See Instructions)

         IN
---------======================================================================

                                       13D
===============================
CUSIP No. 458763109
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     **  The reporting  persons making this filing hold an aggregate of
         258,224 Shares, which is 1.3% of the class of securities.
         The reporting person on this cover page, however,  may be
         deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS (See Instructions)

         AF, OO
---------======================================================================
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      258,224
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      258,224
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         258,224
---------======================================================================
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.3 %
---------======================================================================
   14    TYPE OF REPORTING PERSON (See Instructions)

         IN
---------======================================================================

                                       13D
===============================
CUSIP No. 458763109
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Mark C. Wehrly
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ]**
     **  The reporting  persons making this filing hold an aggregate of
         258,224 Shares, which is 1.3% of the class of securities.
         The reporting person on this cover page, however,  may be
         deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS (See Instructions)

         AF, OO
---------======================================================================
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      258,224
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      258,224
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         258,224
---------======================================================================
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.3 %
---------======================================================================
   14    TYPE OF REPORTING PERSON (See Instructions)

         IN
---------======================================================================

     This Amendment No. 2 to Schedule 13D amends the Schedule 13D initially filed on January 12, 2000 (collectively, with all amendments thereto, the "Schedule 13D").

Item 1.  Security And Issuer.

     Item 1 of the Schedule 13D is amended and restated in its entirety as follows:

     This statement relates to shares of Common Stock, par value $0.01 per share (the "Shares") of Interlogix, Inc. (formerly known as ITI Technologies, Inc.) (the "Company"). The Company's principal offices are located at 12345 SW Leveton Drive, Tualatin, Oregon, 97062.

Item 2.  Identity And Background

     Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

      The Partnerships

          (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

          (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

          (iii)Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it;

          (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares held by it; and

          (v)  Tinicum   Partners,   L.P.,  a  New  York   limited   partnership
               ("Tinicum"), with respect to the Shares held by it.

     FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Partnerships."

      The Management Company

          (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts").1

      The General Partner Of The Partnerships

          (vii)Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares held by each of the Partnerships.

      The Managing Members Of The General Partner And The Management Company

          (viii) The following eleven persons who are managing members of both the General Partner and the Management Company, with respect to the Shares held by the Partnerships and the Managed Accounts:
               Enrique H. Boilini ("Boilini"),  David I. Cohen ("Cohen"), Joseph
               F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee A. Moore ("Moore"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

     Boilini, Cohen, Downes, Duhamel, Fremder, Fried, Mellin, Millham, Moore, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

     (b) The address of the principal business and principal office of the (i) Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal

-----------
     2Of the Shares reported by the Management Company on behalf of the Managed Accounts, 1,281 Shares (equal to approximately 0.007% of the total Shares currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

business of the General Partner is to act as the general partner of the Partnerships. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen other than Enrique H. Boilini who is an Argentinean citizen.

     The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 3. Source And Amount Of Funds And Other Consideration.

     Item 3 of the Schedule 13D is amended and supplemented by the following:

     The net investment cost (including commissions) for the Shares acquired by each of the Partnerships and Managed Accounts since the filing of the prior
Schedule 13D is set forth below:

      Entity         Shares Acquired             Approximate Net Investment Cost
      ------         ---------------             -------------------------------
      FCP               8,400                             $230,132.09
      FCIP             10,500                             $287,640.11
      FCIP II           4,100                             $112,547.88
      FCIP III          1,800                              $49,218.35
      Tinicum             600                              $16,486.17
      Managed
        Accounts       10,800                             $296,199.11

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to FCP and Tinicum from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP and Tinicum at Goldman, Sachs & Co.; and (iii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 5. Interest In Securities Of The Issuer.

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) The Partnerships

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith as well as
               Footnote Two hereto is calculated based upon the 19,444,161 Shares outstanding as of May 12, 2000 as reported by the Company on May 16, 2000.

          (c) The trade dates, number of Shares transferred, purchased or sold and the price per Share (including commissions) for all transactions of the Shares by the Partnerships since the filing of the prior Schedule 13D are set forth on Schedules A-E hereto and are incorporated herein by reference. All of such purchases were open-market transactions. All other transactions reflect dispositions by the Partnerships of Shares pursuant to the Agreement and Plan of Merger and Reorganization dated as of September 28, 1999, as amended between the Company and SLC Technologies, Inc. (the "Merger Agreement"). Under the terms of the Merger Agreement and subject to further terms and conditions contained in the Merger Agreement, shareholders of the Company had the right to elect to receive $36.50 in cash for their Shares at the effective time of the merger of SLC Technologies, Inc. with and into the Company (the "Cash Option"). The Partnerships' dispositions pursuant to such election are reported on Schedules A-E. For further information regarding the Merger Agreement and the Cash Option, see the Form 8-K filed by the Company on May 12, 2000.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

          (e) As of May 10, 2000, the Partnerships are not the beneficial holder of 5% or more of the Shares.

     (b) The Management Company

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

          (c) The trade dates, number of Shares transferred, purchased or sold and the price per Share (including commissions) for all transactions of the Shares by the Management Company on behalf of the Managed Accounts since the filing of the prior Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such purchases were open-market transactions. All other transactions reflect dispositions by the Partnerships of Shares pursuant to the Merger Agreement. Under the terms of the Merger Agreement and subject to further terms and conditions contained in the Merger Agreement, shareholders of the Company had the right to elect to receive $36.50 in cash for their Shares pursuant to the Cash Option. The Management Company's dispositions on behalf of the Managed Accounts pursuant to such election are reported on Schedule F. For further information regarding the Merger Agreement and the Cash Option, see the Form 8-K filed by the Company on May 12, 2000.


          (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the Management Company.

          (e) As of May 10, 2000, the Management Company is not the beneficial holder of 5% or more of the Shares.

     (c) The General Partner

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

          (e) As of May 10, 2000, the General Partner is not the beneficial holder of 5% or more of the Shares.

     (d) The Individual Reporting Persons

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons are managing members of the Management Company.

          (e) As of May 10, 2000, the Individual Reporting Persons are not the beneficial holder of 5% or more of the Shares.

     The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The
Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Each of the Management Company, the General

Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 7. Materials To Be Filed As Exhibits.

     There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(f)(1) under the Securities Exchange Act of 1934, as amended.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  May 16, 2000

                    /S/ Thomas F. Steyer
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                    By Thomas F. Steyer,
                    Senior Managing Member

                    /S/ Thomas F. Steyer
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.,
                    By Thomas F. Steyer,
                    Senior Managing Member

                    /S/ Thomas F. Steyer
                    ----------------------------------------
                    Thomas F. Steyer, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen,
                    Joseph F. Downes, William F. Duhamel,
                    Andrew B. Fremder, Richard B. Fried,
                    William F. Mellin, Stephen L. Millham,
                    Meridee A. Moore and Mark C. Wehrly.

     The Powers of Attorney, each executed by Boilini, Cohen, Downes, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Steyer to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on January 10, 2000, by such Reporting Person with respect to the Common Shares of Axogen Limited, is hereby incorporated by reference.

                                                                         ANNEX 1

     Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.    The Management Company

     (a)  Farallon Capital Management, L.L.C.
     (b)  One Maritime Plaza, Suite 1325 San Francisco, California 94111
     (c)  Serves as investment adviser to various managed accounts
     (d)  Delaware limited liability company
     (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Jason
          M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, Meridee A. Moore and Mark C. Wehrly, Managing Members.

2.    The General Partner

     (a)  Farallon Partners, L.L.C.
     (b) c/o Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 1325 San Francisco, California 94111
     (c)  Serves as general partner to investment partnerships
     (d) Delaware limited liability company (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, Meridee A. Moore and Mark C. Wehrly, Managing Members.

3.    The Individual Reporting Persons/The Managing Members

     Except as stated below, each of the Managing Members (including the Individual Reporting Persons) is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. Enrique H. Boilini is an Argentinean citizen whose business address is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane, Greenwich, Connecticut 06830. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of each other Managing Member is serving as a managing member of the Management Company and/or the General Partner. None of the Managing Members (including the

     Individual Reporting Persons) have any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                                 NO. OF SHARES
                                TRANSFERRED (T)
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
       ----------               ---------------          ---------


        04-13-00                   2,000 (P)              $27.71
        04-17-00                     500 (P)              $28.03
        04-19-00                     600 (P)              $28.28
        04-25-00                   3,400 (P)              $27.59
        04-26-00                     700 (P)              $27.32
        04-28-00                   1,200 (P)              $25.66
        05-10-00                  69,600 (T)3             $36.50



----------
     3 The Reporting Person disposed of these Shares pursuant to the Cash Option as described in Item 5 above.

                                   SCHEDULE B

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                                NO. OF SHARES
                                TRANSFERRED (T)
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
       ----------               ---------------          ---------


        04-13-00                   2,500 (P)              $27.71
        04-17-00                     600 (P)              $28.03
        04-19-00                     700 (P)              $28.28
        04-25-00                   4,400 (P)              $27.59
        04-26-00                     800 (P)              $27.32
        04-28-00                   1,500 (P)              $25.66
        05-10-00                  76,761 (T)4             $36.50



----------
     4 The Reporting Person disposed of these Shares pursuant to the Cash Option as described in Item 5 above.

                                   SCHEDULE C

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.


                                 NO. OF SHARES
                                TRANSFERRED (T)
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
       ----------               ---------------          ---------


        04-13-00                   1,100 (P)              $27.71
        04-17-00                     300 (P)              $28.03
        04-19-00                     300 (P)              $28.28
        04-25-00                   1,600 (P)              $27.59
        04-26-00                     300 (P)              $27.32
        04-28-00                     500 (P)              $25.66
        05-10-00                  12,694 (T)5             $36.50





----------
     5 The Reporting Person disposed of these Shares pursuant to the Cash Option as described in Item 5 above.
                                 Page 32 of 37

                                   SCHEDULE D

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                                 NO. OF SHARES
                                TRANSFERRED (T)
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
       ----------               ---------------          ---------


        04-13-00                     400 (P)              $27.71
        04-17-00                     100 (P)              $28.03
        04-19-00                     100 (P)              $28.28
        04-25-00                     800 (P)              $27.59
        04-26-00                     100 (P)              $27.32
        04-28-00                     300 (P)              $25.66
        05-10-00                  15,515 (T)6             $36.50



----------
     6 The Reporting Person disposed of these Shares pursuant to the Cash Option as described in Item 5 above.

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.


                                 NO. OF SHARES
                                TRANSFERRED (T)
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
       ----------               ---------------          ---------


        04-13-00                     100 (P)              $27.71
        04-17-00                     100 (P)              $28.03
        04-19-00                     100 (P)              $28.28
        04-25-00                     200 (P)              $27.59
        04-28-00                     100 (P)              $25.66
        05-10-00                   5,696 (T)7             $36.50





----------
     7 The Reporting Person disposed of these Shares pursuant to the Cash Option as described in Item 5 above.

                                   SCHEDULE F

                       FARALLON CAPITAL MANAGEMENT, L.L.C.


                                 NO. OF SHARES
                                TRANSFERRED (T)
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER SHARE
       ----------               ---------------          ---------


        04-13-00                   2,500 (P)              $27.71
        04-17-00                     800 (P)              $28.03
        04-19-00                     700 (P)              $28.28
        04-25-00                   4,600 (P)              $27.59
        04-26-00                     800 (P)              $27.32
        04-28-00                   1,400 (P)              $25.66
        05-10-00                 111,588 (T)8             $36.50

        05-10-00                   1,519 (T)8             $36.50

        05-10-00                  12,803 (T)8             $36.50







----------
     8 The Reporting Person disposed of these Shares pursuant to the Cash Option as described in Item 5 above.

                                  EXHIBIT INDEX

EXHIBIT 1                               Joint Acquisition Statement Pursuant to
                                        Section 240.13D-(f)(1)

                                                                       EXHIBIT 1
                                                                             to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                       PURSUANT TO SECTION 240.13D-(f)(1)

       The  undersigned  acknowledge  and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  May 16, 2000

                        /S/ Thomas F. Steyer
                        ----------------------------------------
                        FARALLON PARTNERS, L.L.C.,
                        on its own behalf and as General Partner of
                        FARALLON CAPITAL PARTNERS, L.P.,
                        FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                        By Thomas F. Steyer,
                        Senior Managing Member

                        /S/ Thomas F. Steyer
                        ----------------------------------------
                        FARALLON CAPITAL MANAGEMENT, L.L.C.,
                        By Thomas F. Steyer,
                        Senior Managing Member

                        /S/ Thomas F. Steyer
                        ----------------------------------------
                        Thomas F. Steyer, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen,
                        Joseph F. Downes, William F. Duhamel,
                        Andrew B. Fremder, Richard B. Fried,
                        William F. Mellin, Stephen L. Millham,
                        Meridee A. Moore and Mark C. Wehrly.